                                                                     Exhibit 3.3

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                    RESTATED CERTIFICATE OF INCORPORATION OF

                               BAY NETWORKS, INC.
                            (a Delaware corporation)

        Bay Networks, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

        1. The amendment to the Corporation's Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        2. The first sentence of Article Fourth of the Restated Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

        "The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 400,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and (ii) 1,000,000 shares of Preferred Stock, $.001 par value per share ("Preferred Stock")."

        IN WITNESS WHEREOF, Bay Networks, Inc. has caused this Certificate to be signed by its duly authorized officer this 24th day of April, 1998.

                                       BAY NETWORKS, INC.


                                       By: /s/ John J. Poggi, Jr.
                                           -------------------------------------
                                           John J. Poggi, Jr.
                                           Vice President, General Counsel and
                                           Secretary